Exhibit 10.19

2013 Incentive Compensation Plan

Effective January 1, 2013

Personal and Confidential

Employee	Frederick Weismann	Estimated 2013 Salary	$141,804
Title	VP/Sr. Commerical Loan Officer	Estimated 2013 Target	20%	$28,361

Thresholds          Maintain CAMELS rating at one of the two highest ratings

Maintain a Commerical Asset Quality rating of “Satisfactory” or better

Maintain Commerical Loan Quality Control rating at “Satisfactory” or better based on internal audit results

Qualifiers                        Credit Administration Exceptions maintained at no greater than 30% of the commercial loan portfolio All new and existing commerical loan relationships maintain an average Risk Rating of no less than 4.5 Loan department must close a minimum in total new loan commitments not inclusive of loan modifications.

Net loan growth for the commercial loan portfolio of target $ amount.

Goal #1:                               Increase Commercial Loans Outstanding

Annual Payout Target	65	%=	$18,435

NOTES

*  80% of this bonus target will be paid out in the year following attainment, with 20% equally deferred  over the following two     years

*  Employee is eligible for payouts up to an additional 10% of base salary based on overachievement against this goal.

Goal #2:                               Profitability and Deposit Relationships

Annual Payout Target	35	%=	$9,926

Payout will be based on the cumulative attainment of the following, not to exceed 100% of the Target:

75% of new lending relationships will open new DDA accounts

Fee income meets or exceeds target % of total new loan commitments in 2013.

Average pricing for all new commercial loans commitments in 2013 meets or exceeds target %.

NOTES:

Detailed objectives, payout criteria and examples are provided in the attached Compensation Plan Narrative

All dollar figures are based on estimates of annualized salary.  Incentive payments will be based on the employee’s actual base compensation for the calendar year, which includes straight time pay, vacation, holiday, personal, sick and jury duty pay. Overtime and other payments including previous year’s bonus payout will be excluded from the calculation.

To be eligible for the Incentive Compensation, the employee must be actively employed and not be on an active Performance Improvement Plan or a written warning at the time of the incentive payment.

The Bank shall have the right to rescind and recoup or “clawback” incentive payments paid under this plan if the Compensation Committee concludes that such awards were paid out based on information that is later found to be materially incorrect, including payments that were determined, in whole or in part, on financial statement information that is subsequently restated.